Exhibit 10.1

*** TEXT OMITTED AND SUBMITTED SEPARATELY PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

JAGUAR ANIMAL HEALTH, INC. AND INTEGRATED ANIMAL NUTRITION AND HEALTH INC.

SUPPLY, DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (“Agreement”) is made and entered into as of the date of first signature below (“Effective Date”), by Jaguar Animal Health, Inc. (“Supplier”), having its principal place of business at 201 Mission Street, Suite 2345, San Francisco, California, USA and Integrated Animal Nutrition and Health Inc. (“Company”), having its principal place of business at 9277 N. Valley Green Drive, Fresno, California 93720.

1.              RECITALS

WHEREAS, Supplier wishes to supply a botanical extract (“BE”) from the Croton lechleri tree (the “Product”) to the Company so that Company can distribute the Product either stand-alone or in combination with one or more products owned or licensed or distributed by the Company, or it can sub-license the product to another company, having informed the Supplier.

WHEREAS Company wishes to purchase the Product from Supplier and distribute the Product in the Territory on exclusive basis pursuant to the terms and conditions of this Agreement.

2.              SUPPLY AND QUALITY GUARANTEED

Supplier agrees to manufacture enough of the Product to allow Company to purchase the Product from Supplier in order to distribute, promote and sell the Product in the Territory per the Target Annual Unit Sales as set forth in Exhibit B. Supplier agrees to guarantee the quality of the product based on the Certificate of Analysis document provided where the Proanthocynadin Oligmer concentration will be greater than 60%.

3.              PRICING, PURCHASE ORDERS, DELIVERY, AND PAYMENT

a.              Price.  The Price on the Effective Date shall be as detailed in Exhibit A $[***] for one kilogram of the Product. Per Exhibit A this price will remain in effect for the first 1200 kilograms purchased by Company. Thereafter Supplier shall have the right to increase the price of the Product as detailed in Exhibit A.

b.              Purchase Orders.  Company shall order the Product by sending a purchase order (“Purchase Order”) to Supplier by email, fax, or physical mail to Supplier’s addresses contained in this Agreement.  All Purchase Orders must specify a pickup date that is at least sixty (60) days after the date of the Purchase Order.  The Purchase Order must specify the quantity, requested and a date for Company representatives to pick up the Product in the United States and price for Supplier’s approval.  A Purchase Order shall become binding upon written acceptance of the Purchase Order by Supplier, such written acceptance to occur within thirty (30) days of Purchase Order receipt by Supplier. Minimum order size for all Purchase Orders is 20

*** CONFIDENTIAL TREATMENT REQUESTED

kilograms. Company will place its first order under this Agreement in the amount detailed in Exhibit A within thirty (30) days of the Effective Date of this Agreement.

c.               Delivery. Product will be made available to Company for pick up from a US based facility identified by Supplier. Company will assume liability for the Product at time of pick up and be solely responsible for shipping, import/export and any other charges.

d.              Payment. All payments shall be made in United States Dollars by wire transfer to the bank account specifically designated by the Supplier in the invoice: fifty percent (50%) upon acceptance of Purchase Order by Supplier and fifty percent (50%) upon Product pick up.

4.              GOAL SETTING AND REPORTING

Goal Setting.  The Company and Supplier have agreed to Annual Unit Purchase Goals for the Initial Term of this Agreement, attached hereto as Exhibit B (“Annual Unit Purchase Goals”). During September of each year of this Agreement, Company and Supplier will meet to discuss Company’s performance against the Annual Unit Purchase Goals for the previous year and the Annual Unit Purchase Goals for the next year and the Parties may mutually agree to adjustments the Annual Unit Purchase Goals in writing which document shall constitute an amendment to Exhibit B.

a.              Reporting. Company will provide Supplier with written reports within thirty (30) days of the end of each calendar quarter in a format to be mutually agreed-upon between the Parties to track Company’s performance towards the Annual Unit Purchase Goals.

5.              NO SALES OUTSIDE THE TERRITORY

Company is only authorized to sell the Product inside of the Territory. Company and its Affiliates shall not directly or indirectly: (i) sell, resell, distribute, market or promote the Product or any product containing the Product outside the Territory, or (ii) sell, resell, distribute, market or promote any Product or any product containing the Product to any third party in the Territory if Company has any reason to believe that such third party may export or use the Product outside of the Territory.

6.              PRODUCT REGISTRATION

a.              Product Registration.  Company is responsible for all activities and costs to obtain all registrations, marketing authorizations, customs clearance and renewals thereof from various government and/or quasi-governmental agencies or entities in the Territory that may be necessary to supply, sell, distribute and promote the Product in the Territory or otherwise perform it’s responsibilities under this Agreement (“Product Registrations”). Company may provide Supplier with a written list of the documents needed for the Product Registration and customs clearance under this section 6 and Supplier will produce relevant, non-confidential documentation it has in its possession to Company at Company’s expense.

7.              INTELLECTUAL PROPERTY, CONFIDENTIALITY AND TRIALS

a.              Confidentiality Obligations. For purposes of this Agreement, the following is “Confidential Information” of Supplier: (i) any scientific, technical, business, or other data or information (collectively, “Data”) disclosed by Supplier to Company relating to the Product, (ii) any Data disclosed in electronic or written form by Supplier to Company that is marked “Confidential” or that is generally regarded as confidential, and (iii) any Data disclosed orally by Supplier to Company noted as “Confidential” or that is generally regarded as confidential.

b.              Exceptions. Information shall be deemed not to be Confidential Information to the extent that it:

(a) is or later becomes publicly known other than through a breach of this Agreement by the Company, its employees, or its agents;

(b) is lawfully made available to the Company, by a third party that owes no obligation of confidentiality to Supplier; or

(c) was already known to or is independently developed by the Company, its employees, or its agents as evidenced by written records.

c.               No Reverse-Engineering or Modification. Company shall not attempt to modify or reverse-engineer (or otherwise determine the chemical structure or sequence of) the Product.

d.              Disclosure.   Company shall provide Supplier with written reports summarizing the results of any use of the Product in the Trial(s) and any results obtained at mutually agreed intervals during the Initial Term of this Agreement, including upon expiration or termination of this Agreement. Such reports shall include a summary of all data, and all information, inventions, discoveries, know-how, or any other intellectual property made or generated by or on behalf of the Company relating to the use of the Product.

8.              TRADEMARKS AND PACKAGING

a.              Trademark. Company will not make any use of or take any action with respect to Supplier’s Trademarks (registered or not) and Company shall not register in its own name or in the name of any other person, any identical trademarks or any other trademark that in Supplier’s sole opinion is confusingly similar to Supplier´s Trademarks. Company shall be allowed to partner with an existing manufacturer within the Territory and the Product may be combined with that partner’s product upon prior written notice to Supplier and Supplier’s approval. Supplier’s label will not be used for any purpose including, but not limited to, sale, Product packaging or labeling.

9.              MARKETING

a.              Marketing of the Product. The Company shall use best commercial efforts to market, distribute and sell the Product, stand alone or in combination with other products owned or licensed or distributed by Company, in the Territory during the Initial Term of this Agreement including any term extensions. All expenses incurred in connection with the formulation, promotion, marketing and advertising of the Product in the Territory shall be borne solely and exclusively by Company.

10.       INDEMNIFICATION, INSURANCE AND PRODUCT RECALLS AND RETURNS

a.              Company shall be responsible for all product recalls and returns unless it is definitively proven that the Product at the time it was picked-up from the Supplier was defective.

b.              Company Assumes Risk. The Company assumes the risk of any damage, loss, or expense associated with or resulting from the trial(s) or the Company’s use, storage, handling, sale, marketing, distribution, or disposal of the Product. Company may insure against such risk in its sole discretion.

c.               Indemnification. The Company shall indemnify, defend, and hold harmless Supplier, its officers, directors, employees, and agents from any loss, liability, damage, or expense (including reasonable attorneys’ fees and costs) from any claim that may arise from or in connection with Company’s use, storage, handling, sale, marketing, distribution, or disposal of the Product including any claim(s) that may arise from the Trial(s) and the combination of the Product with other products owned or licensed by Company globally.

11.       TERM AND TERMINATION

a.              The initial term of this Agreement shall commence on the Effective Date and shall expire on the fourth (4th) anniversary of the Effective Date (“Initial Term”).  If the Company has met all annual sales goals during the Initial Term the Company shall be automatically granted to extend the Initial Term of this Agreement for one (1) additional four (4) year term.

b.              Termination for Failure to Meet Annual Sales Goals. If during any calendar year the Company sells less than twenty-five percent (25%) of the Target as defined in the Annual Sales Goal in Appendix B Supplier shall have the right to terminate this Agreement with a notice period of 60 (sixty) day notice, in writing.  If the sales are less than fifty percent (50%) of the Target as defined in the Annual Sales Goal in Appendix B for any two (2) years in the Initial Term, Supplier shall have the right to terminate this Agreement with a notice period of 60 (sixty) day, in writing. During any such 60 (sixty) day notice period this Agreement shall be non-exclusive in the Territory.

c.               Termination by Supplier. Supplier may terminate this Agreement at any time before its expiration in the event that:

i. There is a bankruptcy, insolvency or other type of legal suspension of the business activities of Company, pursuant to law, an agreement among creditors or pursuant to the naming of an assignee, or trustee, or administrator, or commission or other person or persons charged with the administration or possession of the assets and goods of Company;

ii. Company fails to pay an invoice within thirty (30) days after notice from Supplier of such past due payment; or

iii. Company violates the confidentiality of any Supplier information or information regarding a trial; or commits crimes against the property and reputation of Supplier.

iv.  Product sold to the Company is found outside of the Territory.

d.              Termination by Company. Company may terminate this Agreement at any time before its expiration in the event that:

i. There is a bankruptcy, insolvency or other type of legal suspension of the business activities of Supplier, pursuant to law, an agreement among creditors or pursuant to the naming of an assignee, or trustee, or administrator, or commission or other person or persons charged with the administration or possession of the assets and goods of Supplier; or

ii. Supplier violates the confidentiality of any of the Company´s information; or commits crimes against the property and reputation of Company.

e.               Time to Cure Breach Prior to Termination. Except for Company’s obligation to pay  invoices as due, before terminating this Agreement the non-breaching party agrees to notify the breaching party in writing with details regarding the matter of deficiency or non-performance and allow a period of thirty (30) calendar days to remedy said breach (the “Cure Period”). If the deficient or non-performance is not corrected within the Cure Period, the non-breaching party may immediately terminate this Agreement.

f.                Payments to Supplier Upon Termination. Upon termination of this Agreement, any and all amounts due to Supplier from Company shall be due and payable immediately.

12.       MISCELLANEOUS

a.              Publications and Press Releases:

a.              Supplier has an interest in obtaining valid patent protection. Supplier’s employees or consultants wishing to make a publication that refers specifically to this Agreement will share with Company a copy of the proposed written publication.

b.              Communications required by applicable law or the requirement or request of any securities exchange on which the Party’s securities are listed or traded, and informational marketing and website postings will not require advance approval.

b.              Notices. The Parties shall send notices in writing, referencing this Agreement.

To Company:

Attention:

To Supplier:

Jaguar Animal Health, Inc.

201 Mission Street Suite 2375

San Francisco, CA 94105

Attention: Karen Wright CFO

With a copy to:

Joelle Margolin, Esq. Vice President of Legal

c.               Governing Law and Venue. This Agreement will be governed in accordance with the laws of the State of California, without regard to its conflict of law provisions.  The sole and exclusive venue for any and all disputes regarding this Agreement will be San Francisco, California.  The rights and obligations of the parties under this Agreement will not be governed by the provisions of the 1980 United Nations Convention on Contracts for the international sale of goods or any subsequent revisions to those provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Integrated Animal Nutrition and Health Inc.	Jaguar Animal Health, Inc.

/s/ Kai Hang Chen	/s/ Lisa Conte
Signature	Signature

Kai Hang Chen	Lisa Conte
Name	CEO for Jaguar Animal Health

CEO
Title

September 6, 2016

EXHIBIT A

Product:

BE

Price:

$[***] per kilogram for the first 1200 kilograms of Product.

On the earlier of; the purchase by Company by 1200 kilograms of Product OR the first anniversary date of the Effective Date of this Agreement Supplier may increase the Price by three percent (3%) and the annual Price increase shall not be greater than three percent (3%) per annum.

Active Ingredient:

Proanthocynadin Oligomer which is a standardized botanical extract of the Croton lechleri. The guaranteed minimum of the active in the Botanical Extract will be greater than 60%

Quality Specs and method of analysis:

The testing of the BE can be done using a HPLC method. IT can be carried out by a trusted independent laboratory like Chromadex based in Irvine, California. Jaguar Animal can facilitate the introduction to them or the Company is free to use any other company of its choice.

Exclusive Country: The People’s Republic of China.

Purchase on signing the Agreement:

The Company agrees to submit a Purchase Order for 20 kilograms of the Product at the time this Agreement is executed. The Company shall then place an additional Purchase Order for 30 kilograms of the Product within 30-45 days of the first order. At that time Supplier shall provide an additional 10 kilograms of the Product at no cost per kilogram to Company for the exclusive purpose of developing the market.  When the Company has purchased 100kgs of the Product, then the Supplier shall provide and additional 10kg of the Product free for purposes of marketing.

*** CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

ANNUAL UNIT PURCHASE GOALS

Year 1	234
Year 2	400
Year 3	524
Year 4	660

Annual purchase goals in Kilograms starting from the date of signing this agreement